Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			March 12, 2009

BUTLER NATIONAL CORPORATION ANNOUNCES THIRD QUARTER AND NINE MONTHS FINANCIAL RESULTS AND CONFERENCE CALL

Boot Hill Casino & Resort Construction Is On Schedule For December 2009 Opening

Third Quarter Sales Increased 6.7%; Net Income Increased 44%

OLATHE, KANSAS, March 12, 2009, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the third quarter and nine months fiscal 2009 for the period ended January 31, 2009.  In conjunction with the release, the Company has scheduled a conference call Monday, March 16, 2009 at 9:00 AM Central Daylight Time.

What: Butler National Corporation Third Quarter & Nine Months Fiscal 2009 Financial Results Conference Call

When: Monday, March 16, 2009 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the third quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2009.

Historical selected financial data related to all operations:
	Quarter Ended January 31			Nine Months Ended January 31
	(In thousands except per share data)			(In thousands except per share data)

	20099	20088	20077	20099	20088	20077

Net Sales	$4,546	$4,259	$3,344	$13,805	$13,200	$10,775
Operating Income	503	442	28	1,154	1,188	624
Net Income	278	193	(119)	550	612	190
Total Assets	25,987	22,532	19,367	25,987	22,532	19,367
Long-term Obligations	6,294	3,841	1,646	6,294	3,841	1,646
Shareholders' Equity	12,740	11,260	10,019	12,740	11,260	10,019
New Product Research and Development Cost	470	2,373	472	2,502	2,893	1,506
nr = not reported

Management Comments:

"Third quarter of fiscal year 2009 was an exciting time for our company We are pleased with the continued results and revenue and net income improvements of our overall business. Construction of The Boot Hill Casino and Resort occurred in December. We are making good progress and believe we are on target for an anticipated opening in December 2009. We look forward to bringing a first-class destination casino and resort to Southwest Kansas.

Our sales for the fiscal quarter-ended January 31, 2009, increased 6.7% to $4.5 million as compared to $4.3 million for the same period in fiscal 2008.  Net income increased 44% from $193,000 in fiscal 2008 to $278,000 for the same period in fiscal 2009. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

We used $470,000, 10% of our sales, towards product development. We feel this expenditure for the design and development engineering, testing, and certification of new products may help stabilize our long-term revenues and enhance our profits.

Sales from Aircraft Modifications including modified aircraft increased $956,000 (46.5%) from $2.1 million in the third quarter of fiscal year 2008 to $3.0 million in the current quarter of fiscal 2009. The increase in sales is due primarily to demand of special mission modifications. Operating profit from Aircraft Modifications increased from $166,000 in the third quarter of fiscal year 2008 to $355,000 in the current quarter of fiscal 2009 an increase of 114%.

Sales from Avionics were $585,000 for the three months ended January 31, 2009 compared to $1.2 million in the comparable period of the preceding year, a decrease of 50%. Operating profit for the three months ended January 31, 2009 was $139,000 compared to $238,000 for the three months ended January 31, 2008.

Services revenue increased from $327,000 for the three months ended January 31, 2008 to $437,000 for the three months ended January 31, 2009, an increase of 33.5%. During the three months ended January 31, 2009 we maintained a relatively level volume of long-term contracts with municipalities. Revenue fluctuates due to the introduction of new products and services and the related installations of these products. We had an operating profit of $64,000 in Monitoring Services for the three months ended January 31, 2009, compared to $50,000 for the three months ended January 31, 2008.

Revenues from management services related to gaming decreased for the three months ended January 31, 2008, from $324,000 to $264,000 for the quarter ending January 31, 2009. We expect fluctuations in revenues due to economic conditions and additional competition.

As of January 31, 2009, our backlog is in excess of $6.9 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We continue into the fourth quarter of fiscal 2009 with the possibility of exciting projects," commented Clark D. Stewart, President of the Company.

About Butler National Corp:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference. Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-498-7775
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Direct Investor Relations
Phone office 830-669-2466

For more information, please visit the Company web site:  www.butlernational.com
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